UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BlackRock Muni New York Intermediate Duration Fund, Inc.

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BlackRock Muni New York Intermediate Duration Fund, Inc.

June 4, 2019

Dear Shareholder,

Your vote is needed now to preserve your investment in BlackRock Muni New York Intermediate Duration Fund, Inc. (NYSE: MNE). By returning your white proxy card in support of the Fund’s board of directors, you can vote for an experienced board looking after your interests and thereby against a slate specifically selected by a hedge fund.

The Fund’s annual shareholder meeting will take place on Thursday, July 18, 2019. Your vote is extremely important because a hedge fund managed by Saba Capital Management, L.P. (“Saba”) is attempting to install inexperienced individuals on your Fund’s Board who are paid by Saba and whom we believe were selected to serve Saba’s own narrow purposes. In addition, Saba also is asking shareholders to support its proposal for a tender offer for 100% of the Fund’s shares. Why is Saba pursuing this proposal? So Saba’s hedge fund can profit from a one-time liquidity event even if it means threatening the existence of your long-term investment and potentially subjecting all shareholders to tax consequences.

A guiding principle of your Fund’s Board of Directors is to make decisions in the best long-term interest of the Fund and its shareholders like you. Your Fund’s current Board of Directors is a diverse group of highly professional women and men who have unique knowledge, views and insight that allows the Board, as a whole, to make informed decisions in your Fund’s best long-term interest. Under the Board’s leadership, the Fund has outperformed its peers over a 10-year period while providing a regular monthly distribution and keeping the discount in line with other municipal closed-end funds in its Lipper peer group.

Your Fund is a unique investment vehicle, in that it is the only intermediate New York municipal closed-end fund in the United States. Saba wants to further its own, short-term interest by taking actions that will disrupt the investment strategy that brought you and other shareholders to the Fund in the first place.

In opposing Saba’s proposals, the Board is seeking to protect your investment from a hedge fund that is putting its own short-term interest above yours. Saba’s request for a 100% tender offer and potential liquidation of the Fund would have negative repercussions for your investment. For example, a large tender offer could shrink your Fund, potentially resulting in lower dividends and higher expenses. In addition, the tender offer would force your Fund to liquidate portfolio securities which could potentially generate capital gains taxable to all shareholders regardless of whether you participate in the Fund’s tender offer. Saba’s proposal ultimately threatens the Fund’s ability to exist as a closed-end fund. If Saba’s proposal is successful, you will have one less investment option to provide you with a higher tax-exempt dividend relative to other funds.

Saba has a history of withdrawing the nominations of their paid individuals once a closed-end fund has succumbed to their demand for a quick payday. In fact, both Saba and its paid individuals are very busy trying to apply the same strong-arm tactic to at least 5 other closed-end funds right now. This Fund’s board understands Saba’s true agenda. You should know that Saba failed to comply with the Fund’s bylaws and the Board has determined that Saba’s nominations are invalid. While Saba and its hedge fund are deliberately ignoring their own failure to comply, votes for Saba’s individuals will not be counted at the meeting.

Your Board is devoted to overseeing and safeguarding your investment in the Fund. But we cannot fight this hedge fund and its disruptive tactics alone. We need you, as a shareholder, to act. We ask that you please take a moment to cast your vote “FOR” the Board-approved nominees listed on the enclosed WHITE proxy card and “AGAINST” Saba’s proposal. Voting takes just a few minutes and can be done by mail or online.

It is important to know that Saba may contact you by mail or phone to solicit your support through a yellow proxy card (which Saba will refer to as “gold”). Please do NOT mail in any yellow (or “gold”) proxy card that you receive from Saba for any reason. Sending in Saba’s proxy card would cancel out your vote for the Board-approved nominees.

We and the entire Board are committed to your Fund and protecting your long-term financial interests as shareholders. We are honored to serve your Fund and its shareholders and ask for your continued support and confidence.

Yours faithfully,

Richard E. Cavanagh	Karen P. Robards
Co-Chair of the Board	Co-Chair of the Board

Your vote matters because your investment matters. VOTE TODAY

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